Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-32701

                                   PROSPECTUS

                                     [LOGO]

                                  U.S. BANCORP

                              AMENDED AND RESTATED
                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

                                  COMMON STOCK,
                            $.01 PAR VALUE, PER SHARE

      Firstar Corporation has merged with and into U.S. Bancorp, with U.S. Bancorp continuing as the surviving corporation. As a result of the merger, the former shareholders of Firstar Corporation have become stockholders of U.S. Bancorp. This Amended and Restated Dividend Reinvestment and Stock Purchase Plan (formerly the "Automatic Dividend Reinvestment and Common Stock Purchase Plan") (the "Plan") of U.S. Bancorp (the "Corporation") is being offered to all eligible stockholders of the Corporation.

      IF, AT THE TIME OF THE MERGER, YOU WERE ENROLLED IN THE DIVIDEND REINVESTMENT PLAN OF FIRSTAR (THE "FIRSTAR PLAN") YOU WILL BE AUTOMATICALLY ENROLLED IN THE PLAN UNLESS YOU TELL US OTHERWISE. IF, AT THE TIME OF THE MERGER, YOU WERE ENROLLED IN THE DIVIDEND REINVESTMENT PLAN OF U.S. BANCORP (THE "OLD USB PLAN"), YOU MUST RE-ENROLL IN THE PLAN, IF YOU WISH TO PARTICIPATE. If you were not enrolled in either the Firstar Plan or the Old USB Plan you may enroll in the Plan by following the procedures described in this Prospectus. The substantive terms of the Plan are generally the same as those of the Firstar Plan in effect at the time of the merger. Some of the Plan's terms differ from the terms of the Old USB Plan as in effect at the time of the merger.

      The Plan provides Participants with a simple and convenient method of investing cash dividends in additional shares of shares of common stock, $.01 par value, of the Corporation ("USB Common Stock"). In addition, the Plan allows Participants to make optional cash payments to purchase additional shares of USB Common Stock. The price of shares of USB Common Stock purchased with automatically reinvested dividends or with optional cash payments will be 100% of the average market price of the shares (as described below). In addition, brokers and other nominees may reinvest dividends on behalf of beneficial owners (as described below). Those holders of USB Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

      A Participant in the Plan may obtain additional shares of USB Common Stock by:

    - having dividends on all full and fractional shares held in their Plan Accounts automatically reinvested;

    - electing to have the dividends on all or a portion of any other shares owned by them automatically reinvested (while continuing to receive cash dividends on the remaining shares); or

    - by making optional cash payments of not less than $50 per payment and not more than $25,000 in any calendar quarter, whether or not dividends on shares owned by the Participant are being reinvested.

      This Prospectus relates to 9,000,000 shares of USB Common Stock registered for sale under the Plan. Participants should retain this Prospectus for future reference. USB Common Stock is listed on the New York Stock Exchange under the symbol "USB."

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE NOR HAS THE COMMISSION OR ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 8, 2001.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
U.S. BANCORP.................................................................3
AVAILABLE INFORMATION........................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3
PLAN SUMMARY.................................................................4
FORMER PARTICIPANTS IN FIRSTAR PLAN AND OLD U.S. BANCORP PLAN................6
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN................................7
      Introduction...........................................................7
      Administration.........................................................7
      Participation..........................................................7
      Enrollment.............................................................8
      Reinvestment of Cash Dividends.........................................8
      Optional Cash Payments.................................................8
      Deposit of Share Certificates..........................................9
      Acquisition of Shares for the Plan.....................................9
      Account Statements....................................................10
      Costs of the Plan.....................................................10
      Certificates; Withdrawal of Shares from the Plan......................10
      Sale of Shares from the Plan..........................................11
      Termination of Participation in the Plan..............................11
      Voting Rights of Plan Shares..........................................11
      Stock Splits and Stock Dividends......................................11
      Responsibility of the Corporation and Its Agents Under the Plan.......11
      Amendment and Termination of the Plan.................................12
      Governing Law.........................................................12
U.S. FEDERAL INCOME TAX INFORMATION.........................................12
USE OF PROCEEDS.............................................................13
EXPERTS.....................................................................13
LEGAL MATTERS...............................................................13
INDEMNIFICATION.............................................................13

                                  U.S. BANCORP
                                  ------------

      The Corporation is a multi-bank holding company, formed by the merger on February 27, 2001 of Firstar Corporation and U.S. Bancorp. The new corporation took the U.S. Bancorp name. The Corporation owns 100 percent of the capital stock of each of seven banks and eleven trust companies having approximately 2,200 banking offices in 24 Midwestern and Western states including Arizona, Arkansas, California, Colorado, Idaho, Illinois, Iowa, Kansas, Kentucky, Minnesota, Missouri, Montana, Nebraska, Nevada, North Dakota, Ohio, Oregon, South Dakota, Tennessee, Utah, Washington, Wisconsin and Wyoming. The Corporation provides full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. The Corporation also has various nonbank subsidiaries engaged in financial services.

      The Corporation's stock is traded on the New York Stock Exchange under the symbol "USB." The principal executive office of the Corporation is located at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 and its telephone number is (612) 973-1111. The Corporation's mailing address is P.O. Box 522, Minneapolis, Minnesota 55480.

      In the merger, Firstar merged into U.S. Bancorp. Each outstanding share of Firstar common stock was converted into one share of the combined company, and each outstanding share of U.S. Bancorp common stock was converted into 1.265 shares of the combined company. The merger was accounted for as a pooling of interests. As a result, financial information prepared following completion of the merger and incorporated by reference in this prospectus will present the combined results of U.S. Bancorp and Firstar as if the merger had been in effect for all periods presented.


                              AVAILABLE INFORMATION
                              ---------------------

      The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices at Seven World Trade Center, New York, New York 10007; and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Public may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information that the Corporation is required to file electronically. The address of that site is http://www.sec.gov. In addition, USB Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Corporation can also be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

      The Corporation has filed a Registration Statement on Form S-3 with the SEC relating to the Plan. This Prospectus does not contain all of the information set forth in the Registration Statement. The full Registration Statement is on the SEC's web site and is available at the SEC's public reference rooms.

      You should rely only on the information provided in this Prospectus. No one is authorized to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document. The shares of USB Common Stock are not being offered in any state where their offer is not permitted. To the extent required by law in certain jurisdictions, the shares offered through the Plan are offered by a registered broker/dealer to persons who are not currently U.S. Bancorp stockholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                 -----------------------------------------------

      This Prospectus incorporates by reference the following documents that were filed with the SEC by U.S. Bancorp:

(a) Annual Report on Form 10-K for the year ended December 31, 2000 (filed on March 1, 2001).

(b)   Current Reports on Form 8-K dated January 22, February 28 and March 6,
      2001.

(c) The description of USB Common Stock contained in the Corporation's Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by the Form 8 Amendment dated February 26, 1993 and the Form 8-A/A-2 dated October 6, 1994, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of USB Common Stock described herein.

(d) The description of U.S. Bancorp's Preferred Share Purchase Rights included in its Registration Statement on Form 8-A dated February 28, 2001, including any amendment or report filed with the Commission for the purpose of updating such description.

      All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Prospectus and prior to the termination of the offering of the USB Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Corporation will provide, without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Investor Relations Department, U.S. Bancorp, P.O. Box 522, Minneapolis, Minnesota 55480, telephone number (612) 973-2263.

                                  PLAN SUMMARY
                                  ------------

WHAT IS THE PLAN?

      The Dividend Reinvestment and Stock Purchase Plan allows you to acquire additional shares of USB Common Stock. As a Plan Participant, you may reinvest dividends, invest voluntary cash payments, or both.

WHO MAY PARTICIPATE IN THE PLAN?

      All holders of USB Common Stock are eligible to participate in the Plan.

HOW DOES THE PLAN REINVEST DIVIDENDS?

      The Plan operates automatically once you are a Participant. Firstar Bank N.A. (the "Bank") will receive the dividends paid on your shares along with dividends on any full or fractional shares purchased and held for you in the Plan. An independent purchasing agent, acting for you, will use those funds to buy shares of USB Common Stock at the then current market price. The Plan will credit you with fractional shares, when necessary, computed to three decimal places.

HOW DOES THE PLAN BUY MORE STOCK WITH PERSONAL CASH?

      As a Participant, you may purchase additional shares of USB Common Stock by making voluntary cash payments of $50 to $25,000 per calendar quarter. You may use this feature as often or as seldom as you wish and you can vary the amount from quarter to quarter. Make payments by sending a check or money order to Firstar Bank N.A., together with the upper portion of your Dividend Reinvestment and Stock Purchase Plan statement. You also can make direct investments in the Plan from your checking account. To do so, sign and return to the Administrator the Automatic Deduction authorization form and a check from your checking account marked "VOID" across the front. Automatic deductions will be made on the 5th day of each month. The Bank will invest all of the optional cash payments it receives on a monthly basis on or about the 15th day of each month. Payments received after the monthly purchase will not be invested until the following month.

HOW WILL I KNOW WHAT IS IN MY ACCOUNT?

      After each reinvestment, the Bank will send you a detailed statement about your account. The statement includes the total funds received and the total shares purchased after each reinvestment.

IS IT MORE ECONOMICAL TO PURCHASE STOCK THROUGH THIS PLAN?

      Yes. The Corporation pays all administrative fees and expenses relating to the Plan. You will pay only brokerage commission and any applicable transfer or other taxes.

DO I STILL VOTE MY SHARES?

      Yes. You will receive a proxy each time the Corporation's stockholders have a vote that will include the number of shares held for you in the Plan. Plan shares will be voted consistently with your proxy.

HOW DO I BEGIN TO PARTICIPATE?

      Complete the enclosed authorization card and mail it in the envelope provided to:

            Firstar Bank N.A.
            Dividend Reinvestment Department
            Suite 301
            1555 North River Center Drive
            Milwaukee, Wisconsin 53212

WHAT IF I WANT TO STOP MY PARTICIPATION?

      You may stop participating at any time by writing to the Bank at the above address. Upon termination, you may request a stock certificate in your name for the number of full shares then held for you. If you prefer, your full shares can be sold at the then current market price, in which case you will receive a check for the proceeds, less fees and any applicable withholding taxes. In either event, any fractional share held in your Plan Account at termination will be converted to cash on the basis of the then current market price and a check for the proceeds will be sent to you.

          FORMER PARTICIPANTS IN FIRSTAR PLAN AND OLD U.S. BANCORP PLAN
          -------------------------------------------------------------

      Former stockholders of Firstar Corporation who were participants in the Firstar Corporation Dividend Reinvestment and Stock Purchase Plan (the "Firstar Plan") immediately before the effective date of the merger between Firstar Corporation and U.S. Bancorp will be enrolled automatically in the Plan, unless they notify the Corporation that they wish to terminate their participation.

      Stockholders of U.S. Bancorp who were participants in the U.S. Bancorp Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Old USB Plan") will NOT be enrolled automatically in the Plan. If you were a participant in the Old USB Plan and you wish to participate in the Plan you must enroll in the Plan by following the steps described below under "Enrollment."

      In general, the terms of the Plan are similar to the terms of the Firstar Plan, except that the limit on optional cash payments has been raised to $25,000 per calendar quarter. However, the terms of the Plan differ from the terms of the Old USB Plan. The principal differences are summarized in the following table:

-----------------------------------------------------------------------------------------
                               OLD U.S. BANCORP PLAN       CURRENT PLAN
-----------------------------------------------------------------------------------------
PLAN FEATURES/ OPTIONS
o  Automatic reinvestment of
   dividends paid on:
    -ALL plan shares            Yes                         Yes
    -ONLY a portion of plan     Yes                          No
       shares
    -ALL or ONLY a portion of   Yes                         Yes
       shares owned outside     Yes                         Yes
       the plan                 Yes                         Yes
o  Optional cash payments
o  Free custodial service
-----------------------------------------------------------------------------------------
OPTIONAL CASH PAYMENTS:
   -minimum                     $25 per month               $50 per payment
   -maximum                     $60,000 per calendar year   $100,000 per calendar year
                                                            (subject to $25,000 per
                                                            calendar quarter limit)
-----------------------------------------------------------------------------------------
FEES:
o  Purchase of shares:
    -from Corporation           None                        None
    -from third parties         None                        Brokerage fees
o  Sale of shares:              Brokerage fees              Brokerage fees
o  Transaction fee for
   automatic  monthly           $1.00                       None
   deductions:
-----------------------------------------------------------------------------------------
DATE OF AUTOMATIC MONTHLY       Third business day before
DEDUCTIONS:                     investment date             On or about 5th day of month
-----------------------------------------------------------------------------------------
INVESTMENT DATE:                Date dividend was paid OR   Date dividend is paid OR
                                12th day of month           15th day of month
-----------------------------------------------------------------------------------------
SALES DATE:                     In general, sale orders     In general, sales occur on
                                were processed on day of    the Tuesday or Friday three
                                receipt, if received        business days following
                                before 1:00 p.m. EST.       receipt of  instructions
-----------------------------------------------------------------------------------------
SUSPENSION, MODIFICATION,       Plan could be suspended,    The Corporation may amend
AND TERMINATION:                terminated or modified at   the plan at any time, but
                                any time, subject to        must provide 30 days notice
                                notification requirement.   prior to effective date of
                                                            amendment.
-----------------------------------------------------------------------------------------
PLAN ADMINISTRATOR:             First Chicago Trust         Firstar Bank N.A.
                                Company of New York, a
                                division of EquiServe
-----------------------------------------------------------------------------------------

                                      -6-

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                  ---------------------------------------------

      The Plan was adopted by the Board of Directors of U.S. Bancorp on September 20, 1972. Certain amendments were made to the Plan on August 15, 1984, January 20, 1988, March 8, 1990, February 17, 1993, April 17, 1996 and July 16,
1997. On February 27, 2001, the Plan was amended and restated in its entirety. The text of the Plan is as follows:

INTRODUCTION

      The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of the Corporation provides owners of USB Common Stock with a simple and convenient method of investing cash dividends and optional cash payments in shares of USB Common Stock. Participation in the Plan is entirely voluntary and may be terminated at any time.

      Participants in the Plan ("Participants") will have the dividends on all full and fractional shares held in their Plan Accounts automatically reinvested; may elect to have the dividends on all or a portion of any other shares owned by them automatically reinvested; and may invest in additional shares of USB Common Stock by making optional cash payments of not less than $50 per payment and not more than $25,000 in any calendar quarter.

      A Participant's "Plan Account" consists of all shares of USB Common Stock held by the Plan for the Participant. Shares held in a Participant's Plan Account include those purchased through dividend reinvestment, shares purchased with optional cash payments and other shares, such as those previously acquired and deposited into the Plan by the Participant.

      Full investment of funds is possible under the Plan because fractional shares, as well as whole shares, are credited to Participants' Plan Accounts. Dividends on such fractional shares, as well as on whole shares, also are credited to Plan Accounts. The Plan assures safekeeping of shares in Participants' accounts because certificates are not issued unless requested. This feature protects against loss, theft, and destruction of the certificates.

ADMINISTRATION

      The Plan is administered on behalf of the Corporation by Firstar Bank N.A. (the "Bank"), which maintains Plan records, sends statements of account to Participants, acts as transfer agent for Plan shares and performs other ministerial duties relating to the Plan. The Bank also acts as custodian of all shares held in the Plan and, pending their investment, holds in escrow all funds received from or for the accounts of Plan Participants. Fees and expenses of the Bank relating to the Plan are paid by the Corporation.

      All questions and correspondence regarding the Plan should be addressed to the Corporation, c/o the Bank, as follows:

            Firstar Bank N.A.
            Dividend Reinvestment Department
            Suite 301, 1555 North River Center Drive
            Milwaukee, Wisconsin 53212

PARTICIPATION

      All record and beneficial owners of shares of USB's Common Stock are eligible to participate in the Plan.

      ALTHOUGH BROKERS AND OTHER NOMINEES MAY PARTICIPATE IN THE PLAN ON BEHALF OF THEIR CUSTOMERS AND THE PERSONS FOR WHOM THEY HOLD SHARES, PLEASE NOTE:
PARTICIPATION IN THE PLAN THROUGH BROKERS AND OTHER NOMINEES MAY BE ON TERMS AND CONDITIONS WHICH DIFFER FROM THOSE SET FORTH IN THIS PLAN, IN WHICH CASE THE TERMS AND CONDITIONS SET BY EACH BROKER OR OTHER NOMINEE SHALL GOVERN.

ENROLLMENT

      Participation in the Plan may be initiated at any time by sending a completed and signed Authorization Form to the Bank. In addition to authorizing the reinvestment of cash dividends on all shares to be held in the Participant's Plan Account, the Authorization Form enables a Participant to elect (i) the reinvestment of cash dividends on all or a portion of any other shares owned by the Participant, (ii) to make optional cash payments to purchase additional shares and/or (iii) to deposit shares into the Participant's Plan Account. A Participant may change his or her manner of participation at any time by completing and returning a new Authorization Form to the Bank. The Authorization Form must be received by the Bank at least five business days prior to the record date on which the change is to become effective.

REINVESTMENT OF CASH DIVIDENDS

      Cash dividends paid in respect of all full and fractional shares of USB Common Stock held in the Participants' Plan Accounts are automatically reinvested. In additional, Participants in the Plan have the option of reinvesting the cash dividends paid on all or a portion of any other shares of USB Common Stock owned by them. Each Participant's Plan Account is credited with the number of shares (including fractional shares) equal to the total amount of cash dividends reinvested for the Participant (less any applicable Federal tax withholding) divided by the purchase price per share. Once dividend reinvestment is selected, it continues automatically until changed or terminated by the Participant.

      Reinvestment of dividends for a Participant's Plan Account generally begins with the next dividend payable after receipt of the Participant's Authorization Form; however, the Authorization Form must be received by the Bank at least five business days before the record date for a dividend payment in order to have that dividend reinvested. If the Authorization Form is received after the deadline, participation in the dividend reinvestment portion of the Plan begins with the dividend payment date following the next record date. The Corporation's dividend record dates are usually the last business days of the months of March, June, September and December. The dividend payment dates are usually on or about the 15th day of the months of January, April, July and October.

      PARTICIPANTS ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IS NOT A GUARANTY OF FUTURE DIVIDENDS, WHICH WILL DEPEND UPON THE CORPORATION'S EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS.

OPTIONAL CASH PAYMENTS

      Participants in the Plan may invest in additional shares of USB Common Stock by making optional cash payments of not less than $50 per payment and aggregating not more than $25,000 in any calendar quarter. All shares purchased with optional cash payments are credited to a Participant's Plan Account. Optional cash payments in excess of the $25,000 per quarter limit or below the $50 minimum are returned to the Participant.

      Optional cash payments should be made by sending the top portion of the most recent Dividend Reinvestment and Stock Purchase Plan statement or a letter of explanation to the Bank with a check or money order made payable to Firstar Bank N.A. A Participant also can make direct payments from his or her checking account by signing the Automatic Deduction authorization form included with the Participant's Plan statement and returning it along with a check from the Participant's checking account marked "VOID" across the front. Automatic deductions will be made on or about the 5th day of every month.

      Optional cash payments are invested once a month, generally on or about the 15th of the month, and must be received by the Bank at least five calendar days prior to the beginning of an investment period. Payments received after the deadline are held until the next investment period. No interest is paid on optional cash payments prior to their investment. Any optional cash payment is refunded if a Participant's written request for a refund is received by the Bank at least 48 hours before the payment would otherwise be invested or if the optional cash payment has not been invested within 35 days of its receipt.

DEPOSIT OF SHARE CERTIFICATES

      Participants may deposit other shares of USB Common Stock, such as those owned at the time of enrollment in the Plan, into their Plan Accounts. These may be shares registered in a Participant's name or shares previously held in street name, or brokers', accounts. Shares deposited are transferred into the name of the Bank as custodian (or its nominee) and, thereafter, are treated in the same manner as shares purchased through the Plan. Deposit of shares eliminates the risk of loss of a Participant's share certificates. Also, because deposited shares are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan.

      Participants who wish to deposit share certificates into their Plan Accounts must complete the top portion of their most recent Dividend Reinvestment and Stock Purchase Plan statement and return it to the Bank together with USB Common Stock certificates registered in their names. Certificates being deposited should be hand-delivered or mailed by Registered Mail, properly insured, and should not be endorsed. Delivery is at the risk of the Participant.

      Shares held in a Participant's Plan Account may not be pledged. A Participant wishing to pledge shares held in his or her Plan Account must withdraw those shares from the Plan.

ACQUISITION OF SHARES FOR THE PLAN

      Shares acquired for the Plan are generally purchased from third parties by independent brokers or dealers instructed by the Bank. The Corporation may also sell shares directly to the Plan. Shares purchased from the Corporation may be either authorized but unissued shares or shares held in the Corporation's treasury.

      Purchases of shares for the Plan from third parties may be made on any stock exchange on which USB Common Stock is traded, in the over-the-counter market or in negotiated transactions and may be at such prices and on such terms as the Bank may agree in its sole discretion, except that the price may not exceed the current best offer in the consolidated system. Neither the Corporation nor any Participant shall have any authority or power to direct the time or price at which shares are purchased, the amount of USB Common Stock to be purchased at any time, the manner of purchase, or the selection by the Bank of the broker or dealer through or from whom such purchases will be made.

      In making purchases from third parties, the Bank commingles a Participant's funds with those of all other Participants on behalf of whose Plan Accounts shares are being purchased at that time. The price per share of shares purchased for each Participant's Plan Account in a given investment period is the average price of all shares purchased in that investment period, including shares purchased with optional cash payments.

      The Bank has informed the Corporation that it intends to purchase USB Common Stock with optional cash payments on or about the 15th of every month, and that it intends to purchase USB Common Stock with cash dividends on or about the 15th day of January, April, July and October. If the 15th is not a business day (i.e., a day on which both the Corporation and the New York Stock Exchange are open), purchases normally begin on the next business day. The Bank may, from time to time and without notice, change the dates on which cash dividends and optional cash payments are invested. Purchases for the Plan may be spread over two or more days.

      An investment period consists of that period of time required to invest cash dividends and/or optional cash payments consistent with the provisions of Federal securities laws. The Corporation, the Bank and the brokers and dealers instructed by the Bank shall have no liability for any inability to purchase shares at any time or for the price at which shares are purchased.

      If cash dividends have not been invested within 30 days of a dividend payment date, they are paid by check to Participants. Similarly, any optional cash payments that have not been invested within 35 days of receipt are refunded.

      At its option, the Corporation may sell newly issued shares of USB Common Stock or shares held in its treasury to the Plan. All such shares are sold at the average of the high and low sales prices of USB Common Stock reported as New York Stock Exchange-Composite Transactions on the date of investment (the "Current Market Price").

      The Corporation's determination as to whether Plan shares are purchased from third parties or from the Corporation may not be changed more than once in any three-month period.

ACCOUNT STATEMENTS

      A statement describing, as applicable, (i) the cash dividends, optional cash payments and share certificates received by the Bank for a Participant's Plan Account, (ii) the number of whole and fractional shares of USB Common Stock purchased for the Plan Account, (iii) the price per share of shares purchased, and (iv) the total number of shares of USB Common Stock held in the Participant's Plan Account is mailed by the Bank to each Participant on a monthly basis whenever there is activity in the Plan Account.

COSTS OF THE PLAN

      If shares held in a Participant's Plan Account are purchased from or sold to third parties, the Participant is charged brokerage commission and any applicable transfer or similar taxes. Current brokerage charges are approximately $.03 per share. To the extent possible, purchases and sales for all Plan Participants are consolidated; therefore, brokerage charges may be lower than those applicable to transactions outside the Plan. No brokerage commission is charged for shares sold to the Plan by the Corporation; however, in general we expect shares will be purchased for the Plan from third parties. See "Acquisition of Shares for the Plan." There are no administrative fees assessed by the Plan; administrative fees and expenses relating to the Plan are paid by the Corporation.

      The following table summarizes the Plan fees as they may relate you:

                           TRANSACTION                        FEE/COMMISSION

Initial enrollment                                       None
--------------------------------------------------------------------------------
Purchase of Additional Shares by Optional
Cash Payment (by Check, Money Order or
Automatic Deduction)
      -- Original Issue                                  None
      -- Treasury                                        None
      -- Open Market                                     $.03 per share
--------------------------------------------------------------------------------
Reinvestment of Dividends
      -- Original Issue                                  None
      -- Treasury                                        None
      -- Open Market                                     $.03 per share
--------------------------------------------------------------------------------
Sale of Plan Shares                                      $.03 per share
--------------------------------------------------------------------------------


CERTIFICATES; WITHDRAWAL OF SHARES FROM THE PLAN

      Shares of USB Common Stock purchased under the Plan are registered in the name of the Bank as custodian (or its nominee). Generally, certificates are not issued for shares purchased or otherwise held pursuant to the Plan. This feature protects Participants against the risk of loss, theft or destruction of certificates for shares in their Plan Accounts. A Participant may, however, obtain at any time, without charge, a certificate or certificates for any number of the whole shares credited to the Participant's Plan Account. A request for certificates must be made in writing to the Bank. No certificate may be issued for a fractional share. A request for certificates for all whole shares held in a Participant's Plan Account is deemed to be a request to terminate participation in the Plan, as described below under "Termination of Participation in the Plan."

      Certificates for withdrawn shares are sent to a Participant within 30 days of the Bank's receipt of the Participant's request for withdrawal.

SALE OF SHARES FROM THE PLAN

      A Participant may, at any time, by written request sent to the Bank, direct the sale of some or all of the whole shares held in the Participant's Plan Amount. The sale of the requested number of shares of USB Common Stock will generally occur on the Tuesday or Friday three business days following receipt of a Participant's instructions. If, however, the request is received during the two business day period prior to a dividend record date (the "ex-dividend period"), the sale will occur as soon as practicable after the ex-dividend period and after the dividend is credited to and reinvested in the Participant's Plan Account. Sales of shares may be made on any securities exchange on which USB Common Stock is traded, in the over-the-counter market or in negotiated transactions, at such prices and on such terms as the Bank may agree. Generally the sale price is the average price of all shares sold for Participants on a particular date. At the option of the Bank, however, shares may be sold to the accounts of other Plan Participants, in which case the sale is deemed to have been made at the Current Market Price on the date of sale.

      The Bank remits the proceeds of a sale of shares of USB Common Stock to the requesting Participant, within 30 days of the request, less brokerage commission, any applicable transfer or similar taxes and any required Federal tax withholding.

      A request by a Participant to sell all whole shares in his or her Plan Account is deemed to be a request to terminate participation in the Plan, as described below under "Termination of Participation in the Plan."

TERMINATION OF PARTICIPATION IN THE PLAN

      A Participant may terminate his or her participation in the Plan at any time by giving written notification to the Bank. To be effective on a given dividend payment date, the instructions must be received by the Bank at least 5 business days prior to the record date for that dividend. Upon termination a Participant received certificates for the whole shares credited to the Participant's Plan Account. If the Participant so requests, the Bank will cause the sale of all such whole shares for the Participant pursuant to the procedures described above under "Sale of Shares from the Plan." In all cases, a fractional share credited in a terminating account is paid for in cash at the then Current Market Price.

VOTING RIGHTS OF PLAN SHARES

      Each Participant has the right to vote all whole shares of USB Common Stock held in his or her Plan Account on the record date for any shareholder vote. A Participant's proxy with respect to USB's Common Stock includes all whole shares held in the Participant's Plan Account.

STOCK SPLITS AND STOCK DIVIDENDS

      Any stock dividends or split shares distributed by the Corporation on shares held in a Participant's Plan Account will be credited to the Plan Account. In the event that the Corporation makes available to holders of USB Common Stock any rights to purchase additional shares, debentures or other securities, the Bank will cause such rights to be sold and the resulting proceeds to be invested in the purchase of additional shares for the Participant's Plan Account on the date such funds would have been invested had they been optional cash payments. Any Participant who wishes to exercise such purchase rights must request, prior to the record date for such rights, that certificates for his or her shares be issued to him or her.

RESPONSIBILITY OF THE CORPORATION AND ITS AGENTS UNDER THE PLAN

      Neither the Corporation, the Bank nor their agents is liable for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability (i) arising out of a failure to terminate a Participant's Plan Account upon such Participant's death prior to receipt of notice in writing of such death, (ii) with respect to the prices at which shares are purchased or sold for a Participant's Plan Account and the times when such purchases and sales are made, or (iii) for any fluctuation in the market value of shares acquired for a Participant's Plan Account.

      Additionally, neither the Corporation, the Bank nor their agents can assure Participants of a profit or protect them against a loss on shares of USB Common Stock purchased through the Plan.

      Shares of USB Common Stock are not savings accounts, deposits or obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any governmental agency. Investments through the Plan involve risks, including possible loss of principal invested. As with any investment, the past performance of USB Common Stock is not a guarantee or indicator of future results.

AMENDMENT AND TERMINATION OF THE PLAN

      The Corporation reserves the right to amend or supplement the Plan at any time or times. If the Plan is amended or supplemented, the Corporation will mail appropriate notice of such action to each Participant, at the Participant's address as shown on the Bank's records, at least 30 days prior to the effective date of the action. An amendment or supplement shall conclusively be deemed to be accepted by a Participant unless, prior to its effective date, the Bank receives written notice from the Participant that his or her Plan Account should be terminated.

      The Corporation also reserves the right to terminate the Plan at any time. Upon termination, a Participant will receive a share certificate for all full shares of USB Common Stock held in the Participant's Plan Account. If, however, the Participant so requests, the Agent will sell all whole shares held in the Participant's Plan Account pursuant to the procedures described above under "Sale of Shares from the Plan." The value of any fractional shares will be paid to the Participant based upon the then Current Market Price.

GOVERNING LAW

      The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Delaware.


                       U.S. FEDERAL INCOME TAX INFORMATION
                       -----------------------------------

      The following discussion offers only a brief outline of the Federal income tax consequences of investing through the Plan. You should consult your own tax adviser for detailed information on the Federal, state and local tax consequences of participation in the Plan.

      In general, cash dividends reinvested under the Plan are taxable as if you actually had received them on the dividend payment date. Your basis for Federal income tax purposes in shares of Common Stock acquired from the Corporation with reinvested cash dividends or optional cash payments is the price you pay for the shares.

      When reinvested cash dividends or optional cash payments are used to purchase USB Common Stock in the open market, you also must include in gross income for the year transaction costs, if any, paid by the Corporation which are attributable to the purchase of such shares. Your basis for Federal income tax purposes in shares acquired in the open market is your purchase price, plus your pro rata share of such transaction costs.

      If you receive a cash payment for the sale of any withdrawn shares or fractional share held in your Plan Account, you will recognize a gain or loss measured by the difference between the amount of the cash received and your basis in the shares or fractional share. The gain or loss will be a capital gain or loss if you hold your shares as capital assets and any such capital gain or loss will be long-term capital gain or loss if you held the shares for more than one year.

      Your Plan Account statements contain important information for income tax purposes. Therefore, you should keep these statements with your tax records.

      If your dividends are subject to United States income tax withholding, including backup withholding, the Corporation will withhold the tax before purchasing shares for you under the Plan. Similarly, if your sale of shares from your Plan Account is subject to such withholding, the proceeds sent to you will be reduced by the amount of such withholding.


                                 USE OF PROCEEDS
                                 ---------------

      The Corporation has no basis for estimating either the number of shares of USB Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. However, the Corporation proposes to use the net proceeds from the sale of newly issued or treasury shares of USB Common Stock for general corporate purposes, including without limitation investments in, or extensions of credit to, its banking and nonbanking subsidiaries.

                                     EXPERTS
                                     -------

      Ernst & Young LLP, independent auditors, have audited the U.S. Bancorp consolidated financial statements included in U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. U.S. Bancorp's consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS
                                  -------------

      The validity of the issuance of the USB Common Stock offered hereby has been passed upon for the Corporation by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                                 INDEMNIFICATION
                                 ---------------

      The Bylaws of the Corporation provide that the officers and directors of the Corporation and certain others shall be indemnified substantially to the same extent as permitted by Delaware law. The Corporation also maintains a standard policy of officers' and directors' liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, pursuant to the foregoing provisions or otherwise, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


================================================================================

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                                     [LOGO]

                                  U.S. BANCORP

                                 --------------

                                   PROSPECTUS

                                 --------------

                                    DIVIDEND
                                  REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN

                                  MARCH 8, 2001


================================================================================